EXHIBIT 99.1
Announcing IZEA Crypto™
IZEA Commences Alt-Coin Cryptocurrency Mining Operations;
Leveraging Existing Marketplace to Build a Distributed Network of Cryptocurrency Miners

ORLANDO, FL (January 16, 2018) - IZEA, Inc. (NASDAQ: IZEA), operator of IZEAx®, the premier online marketplace connecting brands and publishers with influential content creators, today announced IZEA Crypto™, a multifaceted initiative focused on incorporating cryptocurrency and blockchain technologies into the broader Creator Economy. The company anticipates making these new technologies an integral component of ongoing operations. IZEA seeks to make cryptocurrency mining and blockchain easily accessible for the average computer user, and to explore new lines of business that can leverage IZEA’s existing technology infrastructure and marketplace resources.

“Since IZEA’s inception, our mission has been to help our network of Creators monetize their various assets,” said Ted Murphy, Founder and CEO of IZEA. “One of their most expensive and underutilized assets is their computer, which many of them only use 8 hours a day - but leave turned on and connected to the Internet 24 hours a day. We intend to explore, identify and create a platform to turn that 16 hours per day of computing capacity into a revenue stream for our Creators and IZEA.”

“Our goal is to make cryptocurrency mining mainstream in the same way we made Influencer Marketing mainstream,” continued Murphy. “We endeavor to do so by removing the current technological knowledge barriers, operating as a NASDAQ-listed public company that people can trust, and leveraging our network of influencers to spread the word.”
IZEA anticipates rolling out cryptocurrency and blockchain initiatives in phases starting immediately.

IZEA Mining Operations
IZEA has commenced initial cryptocurrency mining operations focusing primarily on “alt-coins” that can be profitability mined with CPU and GPU hardware to mirror the IZEA network. Mining operations will serve as a foundational layer for IZEA’s future cryptocurrency related endeavors.
“Our approach to mining cryptocurrency is agnostic by design,” continued Murphy. “We are not aligning our offering to one specific coin - rather we are investing resources into our belief that blockchain and the networks of computers that support blockchain will be instrumental as the Internet continues to evolve.”

IZEA Pools
IZEA plans to establish and maintain cryptocurrency alt-coin mining pools (“IZEA Pools”), which, prospectively, would be open to more experienced cryptocurrency miners. Mining pools utilize the shared processing power of a network and split the reward equally, based on the amount of resources contributed to the probability of finding a cryptocurrency block. IZEA Pools would leverage IZEA’s own mining operations to increase pool hash-rate and overall mining effectiveness for participants.

Sponsored Mining
IZEA intends to explore ways in which new cryptocurrency issuers can partner with IZEA to simultaneously launch both marketing and initial mining operations utilizing IZEA’s influential network of content creators, through engagements that, prospectively, would help issuers springboard adoption.

IZEA BlockMiner™ App
IZEA is in research and development stages of BlockMiner™, a cryptocurrency blockchain mining application, that would be designed with a goal to run on consumer-grade Windows and Mac desktop hardware and to take advantage of a user’s spare CPU and GPU cycles to mine cryptocurrencies in the background or while the user is away from their computer.

“As a long-time blockchain enthusiast I am excited to spearhead IZEA’s formal entry into the space,” continued Murphy. “Blockchain is revolutionizing the way we transact and store data, and represents numerous business opportunities for a company like ours. This initiative takes advantage of some of IZEA’s greatest assets - our network of influencers, our software development expertise, and experience completing nearly four million online transactions.”

Q4 2017 Bookings Update
IZEA also announced total net bookings for Q4 2017 were $5.2 million compared to $8.1 million in the same year-ago quarter. “While we would have preferred some of our key renewals to have a 2017 signing date, several of our larger renewal contracts that normally sign in Q4 were delayed into 2018 partially due to a significant increase in annual commitment from those customers,” said Murphy. “We believe this to simply be a timing issue and have already closed on some of that business in the early days of Q1 2018 with the remaining commitments expected to come later this quarter. Our outlook remains strong for the FY18 calendar year, with double digit revenue growth.”

About IZEA
IZEA operates IZEAx, the premier technology platform that connects marketers with influential content creators. IZEAx automates influencer marketing and custom content development, allowing brands and agencies to scale their marketing programs. IZEA creators range from leading bloggers and social media personalities, to A-list celebrities and professional journalists. Creators are compensated for developing and distributing text, videos, photos and status updates through social media. Marketers receive influential content and engaging, shareable stories that drive awareness. For more information about IZEA, visit www.izea.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the content and social sponsorship segment in which IZEA operates, difficulties procuring mining hardware, failure to popularize one or more of the marketplace platforms of IZEA and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur.

Press Contact
Justin Braun
Manager, Corporate Communications
IZEA, Inc.
Phone: (407) 215-6218
Email: justin.braun@izea.com

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